Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 22, 2008 between Abraxis BioScience, LLC, a Delaware limited liability company (the “Company”) and David D. O’Toole (the “Executive”).

RECITAL

The Company desires to employ the Executive, and the Executive desires to be so employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and the Executive hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, the capitalized terms defined in Exhibit A shall have the meanings therein specified for all purposes of this Agreement.

2.	Employment

(a)	Subject to the terms and conditions contained herein, the Company hereby agrees to employ the Executive, and the Executive accepts such employment, on the Effective Date until the Termination Date.

(b)	During the Executive’s employment under this Agreement, the Executive shall render services to the Company and its parent Abraxis BioScience, Inc., (the “Parent”) in the position of Executive Vice-President and Chief Financial Officer of Company and Parent, subject to Board of Director approval and such other title or titles as may be assigned to the Executive by the Board. For purposes hereof the date of the Board approval shall be the “Effective Date.” The Executive shall perform such duties and responsibilities as are normally related to such positions, subject to such modified or additional duties (that are not materially inconsistent with duties and responsibilities as are normally related to such positions) as may be assigned by the Board or the Chief Executive Officer. The Executive will report to the Chief Executive Officer.

(c)	In performing his services hereunder, the Executive shall abide by the rules, regulations, and practices of the Company (and, if applicable, the Parent) as adopted or modified from time to time in the sole discretion of the Company (or, if applicable, the Parent).

(d)	The Executive will devote his entire business time, energy, attention and skill to the services of the Company (and, if applicable, the Parent) and to the promotion of its interests. So long as the Executive is employed by the Company, the Executive shall not, without the written consent of the Company:

(i)	engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after the term of this Agreement;

(ii)	render or perform services of a business, professional, or commercial nature other than to or for the Company (or, if applicable, the Parent), either alone or as an employee, consultant, director, officer, or partner of another business entity (including serving on boards of directors), whether or not for compensation; or

(iii)	plan or otherwise take any preliminary steps, either alone or in concert with others, to establish or engage in any business or activity that would compete with the current or proposed business of the Company (and, if applicable, the Parent);

provided, that it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards, (B) manage personal investments, (C) serve on corporate boards, or (D) engage in such other activities as the Chief Executive Officer may approve, so long as such activities do not interfere materially with the performance of the Executive’s duties and responsibilities to the Company (and, if applicable, the Parent).

(e)	Prior to or concurrently with the execution of this Agreement, the Executive has executed an Executive Proprietary Information, Trade Secret and Confidentiality Agreement (the “Confidentiality Agreement”).

3.	Location of Employment: The Executive’s principal place of employment shall initially be at the Company’s offices in Los Angeles, California; provided that at the reasonable direction of the Chief Executive Officer the Executive may, from time to time, be required to travel to various domestic and foreign locations for purposes consistent with his duties hereunder.

4.	Compensation.

(a)	In exchange for full performance of the Executive’s obligations and duties under this Agreement, the Company shall pay the Executive a salary at the rate of Four Hundred Thousand ($400,000.00) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. The Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Board or the Company’s Compensation Committee. Such adjusted salary shall become the “Base Salary.”

(b)	The Base Salary hereof is a gross amount, and the Company shall be required to withhold from such amount deductions with respect to Federal, state and local taxes, FICA, unemployment compensation taxes and similar taxes, assessments or withholding requirements.

(c)	During the Executive’s employment under this Agreement, the Executive shall also be reimbursed by the Company for reasonable business expenses actually incurred or paid by the Executive, consistent with the policies established by the Board, in rendering to the Company the services provided for in this Agreement.

(d)	The Executive shall be entitled to vacation and sick leave on terms equivalent to those of other executive officers of the Company. The Executive shall accrue four (4) weeks of vacation in his first year of employment with the Company in accordance with the Company’s standard vacation policy.

(e)	The Executive shall be entitled to participate in all benefit plans (including but not limited to any medical, dental, life insurance, retirement and disability plans) and to all perquisites which shall be available from time to time to the executive officers of the Company generally; provided, however, that the Executive shall have no right to participate in any stock option, stock purchase or other plan relating to shares of capital stock of the Company or its affiliates (except as provided in subsection (f) below). The Executive acknowledges and agrees that the Company may, in its discretion, terminate at any time or modify from time to time any such benefit plans.

(f)	Commencing in 2009 (for stock option awards determined by the Board with respect to the 2008 fiscal year), the Executive shall be eligible to receive annual grants of stock options or other equity awards (at the same time such grants are made to the other executive officers of the Company), in such amounts and subject to such terms as may be determined in the sole discretion of the Board or the Parent’s Compensation Committee.

(g)	The Executive shall be eligible to receive an annual bonus in such amount, and subject to such performance targets and other factors, as may be determined in the sole discretion of the Board or the Parent’s Compensation Committee. The target bonus amounts and performance targets for the Executive shall be established at the same time such amounts and targets are established for the other executive officers of the Company, and any bonuses earned shall be paid at the same time as bonuses for other executive officers. The Executive acknowledges that his target bonus for the 2008 fiscal year will be fifty percent (50%) of his Base Salary and will not be prorated for the partial year as determined by the Parent pursuant to its standard policy (“Target Bonus”).

(h)	Subject to Board approval and determination as to the number of stock options, the Parent will provide the Executive with an option to purchase shares of the Parent’s common stock, which option (a) shall have an exercise price equal to the trading price of the Parent’s common stock at the grant date, (b) shall vest in equal installments over a four year period, (c) shall be evidenced by the Parent’s standard form of stock option agreement for its officers and shall otherwise be subject to the terms and conditions of the Parent’s stock incentive plan. The stock options granted by the Board shall be no less than those options typically granted to executive officers of the Parent.

(i)	Within thirty (30) days of the Effective Date the Company shall pay to the Executive a one-time sign on bonus of Fifty Thousand Dollars ($50,000.00) in cash (“Sign On Bonus”). If the Executive voluntarily terminates his employment with the Company pursuant to Section 6(e)(i), (other than for “Good Reason” as set forth in Section 6(e)(ii)) on or before the expiration of one (1) year from the Effective Date the Executive shall repay the Company the Sign On Bonus in cash within thirty (30) days of his Termination Date.

(j)	Other than as expressly set forth in this Section 4, the Executive shall not receive any other compensation or benefits from the Company or the Parent, except to the extent provided by the Board.

5.	Term. The Executive’s employment hereunder shall commence on the Effective Date and shall continue in effect until terminated pursuant to Section 6 below.

6.	Termination. The Executive’s employment hereunder may be terminated as follows:

(a)	The employment of the Executive under this Agreement shall terminate on the date of the Executive’s death.

(b)	The employment of the Executive under this Agreement may be terminated by the Company immediately upon giving the Executive notice if the Executive becomes Disabled.

(c)	The employment of the Executive under this Agreement may be terminated by the Company immediately upon giving the Executive notice upon the occurrence of Cause.

(d)	In addition to the circumstances described in subsection (c) above, the Company may terminate the Executive’s employment at any time (immediately upon giving notice to the Executive) for any reason or no reason, with or without Cause or prior notice; provided, that a cessation of the Company’s employment of the Executive in connection with a Sale Transaction shall not be deemed for purposes of this Agreement to be a termination of the Executive by the Company if the Successor assumes and agree to perform the Company’s obligations hereunder.

(e)	(i) The Executive may voluntarily terminate his employment under this Agreement by giving the Chief Executive Officer written notice of his resignation signed by the Executive or, if no notice is given, on the date on which the Executive voluntarily terminates his employment relationship with the Company. (ii) Such voluntary termination shall be deemed for purposes hereof to have occurred for “Good Reason” only if (1) the Executive provides written notice to the Company within twenty (20) days after the Executive becomes aware of the circumstances giving rise to “Good Reason”, (2) the Company fails to correct the circumstances giving rise to “Good Reason” within thirty (30) days following receipt of such notice and (3) the Executive resigns within fifteen (15) days following such thirty (30) day period.

7.	Consequences of Termination.

(a)	If the employment of the Executive under this Agreement is terminated pursuant to 6(a) (death), 6(b) (disability), 6(c) (termination With Cause) or 6(e)(i) (voluntary termination, other than for Good Reason), then (i) the Company shall pay the Executive (or, as applicable, his heirs, estate or representative) the Accrued Compensation, (ii) the Company shall provide to the Executive (or his dependents, as applicable) such benefits, if any, as may be required to be provided by the Company under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and any disability policy of the Company applicable to the Executive, (iii) the Executive (or, as applicable, his heirs, estate or representative) shall be entitled to vested benefits, stock options and other equity awards as applicable, and (iv) the Executive shall not be entitled to any other compensation or benefits from the Company, under this Agreement or otherwise. The Accrued Compensation shall be paid promptly after termination of employment, provided that the benefits and amounts accrued under the plans and programs shall be paid or provided in accordance with such plans or programs.

(b)	If the employment of the Executive under this Agreement is terminated pursuant to Section 6(d) (termination Without Cause) or Section 6(e)(ii) (voluntary termination for Good Reason), then the Executive shall not be entitled to any compensation or benefits from the Company, under this Agreement or otherwise, except for the following:

(i)	The Company shall pay to the Executive all Accrued Compensation and the Executive shall be eligible for COBRA benefits described in Section 7(a);

(ii)

Following the Termination Date, the Company shall (so long as the termination of the Executive’s employment qualifies as a “separation from service” under Section 409A) pay the Executive, in substantially equal monthly installments over the duration of the Severance Period, an aggregate amount (the “Severance Amount”) equal to to the sum of (A) 150% of the Base Amount plus (B) the Severance Bonus Amount Notwithstanding the preceding sentence and any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination, then to the extent the portion of the Severance Amount and the benefits provided under this Agreement, together with any other severance payments or benefits that may be considered deferred compensation under Section 409A, which exceed the Section 409A Limit or which do not qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii) that would otherwise be payable within the first six (6) months following the Termination Date, shall not be paid during such six- month period. Instead, such portion of the Severance Amount and any such benefits shall accrue during the six (6) month period and be paid in a lump sum on the date six (6) months and one (1) day following the Termination Date.

(iii)	The vesting of the stock options and other equity awards granted to the Executive shall accelerate so that such options and other equity awards shall have vested to the same extent as would if the Executive were terminated on the last day of the Severance Period;

provided, that the Executive shall not be entitled to receive any post-termination benefits described in clause (ii), and (iii) of this subsection (b) unless, within twenty-one (21) days following the Termination Date, he executes and delivers to the Company a Release of Claims in the form attached as Exhibit B hereto.

(c)	The Executive agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company (or, as applicable, the Parent) and shall be promptly returned to the Company upon termination of the Executive’s employment.

(d)	Upon termination of the Executive’s employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company, the Parent, and each of their subsidiaries. Following any termination of employment, the Executive shall reasonably cooperate with the Company (i) in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees and (ii) in the defense of any action brought by any third party against the Company or the Parent that relates to the Executive’s employment by the Company; provided, that in each case the Company shall reimburse the executive for any out-of-pocket fees and expenses incurred by the Executive in connection with such cooperation.

8.	Additional Post-Termination Obligations.

(a)

The Executive acknowledges that (x) because of his position with the Company, he will have access to the information about the operations, business strategies and customers, and other valuable proprietary information and trade secrets, of the Company, the Parent and their affiliates (y) the use or disclosure of such information and trade secrets in violation of this Agreement would be extremely difficult to detect or prove and (z) any activities restricted by this Section 8 would necessarily involve the use or disclosure of the Company’s and/or the Parent’s trade secrets and/or proprietary information. Accordingly, the Executive agrees that from the date hereof until after the twelve month anniversary of the Termination Date, the Executive will not, directly or indirectly:

(i)	engage in any business activity that is or may reasonably be found to be in competition with the business of the Company or the Parent (or any of their subsidiaries or affiliates), as such business may exist at any time from the Effective Date through the Termination Date; provided, that nothing in this Agreement shall be deemed to prohibit Executive from owning not more than one percent (1%) of any class of publicly traded securities of a competitor.

(ii)	Solicit, raid, entice or induce any employee of the Company or the Parent (or any of their subsidiaries or affiliates) to be employed by any competitor thereof (except to the extent that such employee has first responded to a general advertisement or general employment search by Executive’s place of employment at the time);

(iii)	Solicit business for any competitor from, or transact such business for any competitor with, any person, firm or corporation which was, at any time during Executive’s employment hereunder, a customer of the Company or the Parent (or any of their subsidiaries or affiliates); or

(iv)	Assist a competitor in taking such action.

(b)	Executive agrees that he will not disparage, or otherwise communicate to anyone, information which may be harmful to the business or the business reputation of the Company or the Parent (or any of their subsidiaries or affiliates) or their respective employees, officers, directors, customers, suppliers, successors, and assigns, including without limitation, negative comments about any such company, its management methods, policies and/or practices. Notwithstanding the foregoing, Executive may respond accurately and fully to any question, inquiry or request made in connection with any governmental inquiry, investigation, review, audit, or proceeding, or as otherwise required by law.

(c)	If the Executive fails to perform his obligations under this Section 8, then the Company may, in addition to any rights and remedies then available to the Company (under Section 11 hereof or otherwise), cease providing the payments and benefits described in Section 7(b) so long as such failure, if reasonably capable of being cured, is not cured by the Executive within thirty (30) days following a written notice from the Company of such failure to perform.

9.	Representations.

(a)	The Executive represents that he has full authority to enter into this Agreement and is not under any contractual restraint which would prohibit the Executive from satisfactorily performing his duties to the Company (and, if applicable, the Parent) under this Agreement.

(b)	The Executive hereby agrees to indemnify and hold harmless the Company, the Parent, and their respective officers, directors and stockholders from and against any losses, liabilities, damages or costs (including reasonable attorney’s fees) arising out of a material breach of any of the representations, warranties and covenants of the Executive set forth in this Agreement.

(c)	The Executive acknowledges that he is free to seek advice from independent counsel with respect to this Agreement. The Executive has either obtained such advice or, after carefully reviewing this Agreement, has decided to forego such advice. The Executive is not relying on any representation or advice from the Company or the Parent or any of their respective officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

10.	Arbitration. Subject to Section 11 below, the parties acknowledge and agree to the provisions of the Arbitration Agreement attached hereto as Exhibit C and incorporated by this reference.

11.	Equitable Relief. Notwithstanding Section, 10 above, the Executive acknowledges that the Company and the Parent are relying for its protection upon the existence and validity of the provisions of this Agreement, that the services to be rendered by the Executive are of a special, unique and extraordinary character, and that irreparable injury will result to the Company and/or the Parent from any violation or continuing violation of the provisions of Section 8 for which damages may not be an adequate remedy. Accordingly, the Executive hereby agrees that in addition to the remedies available to the Company and/or the Parent by law or under this Agreement, the Company and/or the Parent shall be entitled to obtain such equitable relief as may be permitted by law in a court of competent jurisdiction including, without limitation, injunctive relief from any violation or continuing violation by the Executive of any term or provision of Section 8. If the Company and/or the Parent seeks to enforce its rights under this Section 11, the prevailing party or parties shall be entitled to recover reasonable fees, costs and expenses incurred in connection therewith including, without limitation, the fees, costs and expenses of attorneys, accountants and experts, whether or not litigation is instituted, and including such fees, costs and expenses of appeals.

12.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of California.

13.	Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the whole agreement of the parties hereto in reference to any employment of the Executive by the Company and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned in reference to such employment; all prior agreements, promises, representations and understandings relative thereto being herein merged.

14.	Assignability.

(a)	This Agreement is personal in nature and the Executive shall not, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

(b)	Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement; provided, that Section 11 hereof shall run to the benefit of, and be enforceable by, the Parent.

15.	Amendments; Waivers.

(a)	This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. Any such written instrument must be approved by the Board to be effective as against the Company. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(b)

This Agreement is intended to comply with Section 409A (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. The Executive and the Company acknowledge that the Executive and the Company intend that the compensation arrangements set forth in this Agreement are in compliance with Section 409A, and the Executive and the Company agree to cooperate with one another, to the extent reasonably requested by the other party, to restructure any compensation set forth in this Agreement in a manner, if possible and without any increase in cost to the Company, such that no earlier and/or additional taxes to the Executive or the Company will arise under Section 409A. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder). With regard to any provision hereby that provides that a payment shall be made promptly after a date, such payment shall be made within thirty (30) days thereafter.

16.	Notice. All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other parties by personal delivery, registered or certified mail (with return receipt), overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s addresses or telecopy numbers as are set forth below such party’s signatures to this Agreement, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 16. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable (or if given by registered or certified mail, upon the earlier of (i) actual receipt or (ii) three days after deposit thereof in the United States mail).

17.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.	Survival. The representations and agreements of the parties set forth in Sections 7 (Consequences of Termination), 8 (Additional Post-Termination Obligations), 9 (Representations), 10 (Arbitration), and 11 (Equitable Relief), of this Agreement shall survive the expiration or termination of this Agreement (irrespective of the reason for such expiration or termination).

IN WITNESS WHEREOF, the parties to this Agreement have executed this Employment Agreement as of the date first above written.

Abraxis BioScience, LLC

/s/ Patrick Soon-Shiong
By:	Patrick Soon-Shiong, M.D.
Its:	Chief Executive Officer

Address for Notices:	11755 Wilshire Blvd., 20th Floor
Los Angeles, California 90025

By signing below, the undersigned acknowledges and agrees that, except as expressly set forth in a written agreement signed by an authorized representative of the Company, the undersigned (i) has not been promised any equity interests in the Company or any of its subsidiaries, affiliates or predecessors and (ii) does not and will not have any right to any equity interests in the Company or any of its subsidiaries, affiliates or predecessors.

/s/ David D. O’Toole
David D. O’Toole

Address for Notices:	725 Plymouth Rd.
San Marino, CA 91108

EXHIBIT A

DEFINITIONS

“Accrued Compensation” shall mean (i) all base salary and vacation pay accrued through the Termination Date and (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date.

“Base Amount” shall mean the amount of Executive’s annual base salary at the highest base salary in effect during the one year period ending on the Termination Date.

“Board” shall mean the Board of Directors of the Parent.

“Cause” shall mean any of the following (i) Executive commits a material breach of this Agreement, the Confidentiality Agreement, or any policy of the Company; which breach is not cured to the satisfaction of the Board within twenty days after written notice to Executive from the Company; (ii) the Executive fails (other than a failure resulting from a Disability) to substantially perform his duties hereunder, or to implement or follow a lawful policy or directive of the Company, and such failure continues for a period of twenty days after written notice to Executive from Company; (iii) the Executive is indicted for a crime involving dishonesty, breach of trust, physical harm to any person or serious moral turpitude, (iv) the Executive engages in dishonesty, gross negligence or willful misconduct in the performance of his duties, as reasonably determined by the Board, (v) the Executive engages in conduct which is materially injurious to the Company (monetarily or otherwise) or which constitutes a material violation of federal or state law relating to the Company or its business.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Company’s Common Stock.

“Disability” means (i) the Executive becomes eligible for the Company’s long term disability benefits or (ii) in opinion of the Board, Executive has been unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period.

“Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following circumstances: (i) there is a change in the Executive’s status or responsibilities which represents a material and adverse change from the Executive’s overall status or responsibilities, taken as a whole; or (ii) the Executive is required to be based at any place outside a fifty (50) mile radius from Los Angeles, California without his written consent, except for travel that is reasonably necessary in connection with the Company’s business; (iii) a reduction in the Executive’s Base Salary or benefits (unless such reduction applies similarly to all other officers of the Company); or (iv) any failure by a Successor to assume and agree to perform the Company’s obligations hereunder.

“Parent” shall mean Abraxis BioScience, Inc., a Delaware corporation.

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“Sale Transaction” shall mean (i) a transaction (including a stock sale, merger, consolidation, reorganization or recapitalization) pursuant to which the holders of the voting capital stock of the Company immediately prior to such transaction (or their affiliates) cease to beneficially own more than fifty percent (50%) of voting capital stock of the Company or its successor (or, if there is a parent of the Company following such transaction, of the ultimate parent) immediately following such transaction, (ii) a transaction (including a merger, consolidation, reorganization or recapitalization) pursuant to which the holders of the voting capital stock of the Parent immediately prior to such transaction (or their affiliates) cease to beneficially own more than fifty percent (50%) of voting capital stock of the Parent or its successor (or, if there is a parent of the Parent following such transaction, of the ultimate parent) immediately following such transaction ,(iii) the Company sells all or substantially all of its assets to a third party.

“Section 409A” shall mean Section 409A of the Code, together with and the related final regulations thereunder and other guidance relating thereto.

“Section 409A Limit” shall mean payments that qualify under Treasury Regulations 1.409A-1(b)(9)(v)(C) and (D) as not providing for a “deferral of compensation” under Section 409A.

“Successor” shall mean the successor or transferee in a Sale Transaction.

“Severance Bonus Amount” shall mean (i) if the Termination Date occurs prior to the payment to the Executive of the annual incentive payment under the Company’s cash bonus incentive plan with respect to 2008, an amount equal to his Target Bonus for 2008, pro rated over the number of days of employment in the calendar year in which the Termination Date occurs, or (ii) if the Termination Date occurs after the payment to the Executive of the annual incentive payment under the Company’s cash bonus incentive plan with respect to 2008 (but prior to the payment with respect to 2009), an amount equal to such payment, pro rated over the number of days of employment in the calendar year in which the Termination Date occurs or (iii) if the Termination Date occurs after the payment to the Executive of the annual incentive payment under the Company’s cash bonus incentive plan with respect to 2009, an amount equal to the average of the last two annual incentive payments paid or payable to the Executive prior to the Termination Date, pro rated over the number of days of employment in the calendar year in which the Termination Date occurs.

“Severance Period” shall mean the period commencing on the Termination Date and ending on the twelve month anniversary of such Termination Date.

“Termination Date” means the date on which the Executive’s employment is terminated pursuant to Section 6 hereof.

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EXHIBIT B

RELEASE

In consideration for the payments described in Section 7 of the Agreement, the Executive hereby releases and discharges Abraxis BioScience, LLC, Abraxis BioScience, Inc., and any subsidiaries or affiliates thereof (collectively the “Company”), and their respective directors, officers, employees, benefit plans and administrators, successors and assigns from any and all claims, obligations, and liabilities, whether known or unknown, at law or in equity, arising out of the Executive’s employment with the Company and the termination thereof. This Release is to be broadly construed so as to resolve all pending or potential disputes including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the discrimination and wage payment laws of the State of California, and any other statute, regulation, or ordinance, and any and all claims based upon alleged wrongful or retaliatory discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, other torts, harassment, employment discrimination or breach of contract (express or implied). Notwithstanding the foregoing, Executive does not waive any rights Executive may have to enforce the terms of the Employment Agreement, if any, to amounts or benefits to be paid or provided after termination under the Employment Agreement or any Company-sponsored employee benefit plan, to insurance protection and/or indemnification for actions taken by the Executive while an employee, officer and/or director of the Company or to make any claims for workers’ compensation.

Executive acknowledges and agrees that: (a) Executive has read and understands this Release in its entirety; (b) Executive has been advised in writing to consult with an attorney concerning this Release before signing it. This subparagraph constitutes such written advice; (c) Executive has twenty-one (21) calendar days after receipt of this Release to consider its terms before signing it; (d) nothing contained in this Release waives any claim that may arise after the date of its execution; and (e) Executive executes this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

Executive has the right to revoke this Release in full within seven (7) calendar days of executing it. Any revocation must be personally delivered to the General Counsel of the Company or his designee, or mailed to Abraxis BioScience, LLC, 11755 Wilshire Blvd., 20th Floor, Los Angeles, California 90025 and postmarked within seven (7) calendar days of the date of execution of this Release. None of the terms and provisions of this Release shall become effective or be enforceable until such revocation period has expired.

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EXHIBIT C

ARBITRATION

1. Any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

2. It is the express agreement of the parties that the provisions of this Section, including the rules of the AAA , as modified by the terms of this Exhibit C, shall govern the arbitration of any disputes arising pursuant to this Agreement. In the event of any conflict between the law of the State of California, the law of the arbitral location, and the U.S. Arbitration Act (Title 9, U.S. Code), with respect to any arbitration conducted pursuant to this Agreement, to the extent permissible, it is the express intent of the parties that the law of California, as modified herein, shall prevail. Either party (the “Initiating Party”) may commence an arbitration by submitting a Demand for Arbitration under the AAA Rules and by notice to the other Party (the “Respondent”) in accordance with Section 16. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the clauses of this Agreement, the amount claimed, if any, and any non-monetary relief sought against the Respondent. After the initial list of issues to be resolved has been submitted, the arbitrators shall permit either party to propose additional issues for resolution in the pending proceedings.

3. The place of arbitration shall be Los Angeles, or any other place selected by mutual agreement.

4. The parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the parties fail so to nominate a sole arbitrator within thirty (30) days from the date when the Initiating Party’s Demand for Arbitration has been communicated to the other party, a board of three arbitrators shall be appointed by the parties jointly or, if the parties cannot agree as to three arbitrators within thirty (30) days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by each of Executive and the Company within sixty (60) days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two (2) arbitrators shall fail to agree within seventy-five (75) days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. Notwithstanding the foregoing, if any party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of Section 10, the “commencement of the arbitration proceeding” shall be deemed to be the date upon which the Demand for Arbitration has been received by the AAA. Any award shall be rendered by a majority of the members of the board of arbitration.

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5. An award rendered in connection with an arbitration pursuant to Section 10 shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

6. The parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims between them with respect to the subject matter of the arbitrated dispute. The parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of any order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

7. With respect to any award issued by the arbitrators pursuant to this Agreement, the parties expressly agree (i) that such order shall be conclusive proof of the validity of the determination(s) of the arbitrators underlying such order; and (ii) any federal court sitting in Los Angeles, California, or any other court having jurisdiction, may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, or otherwise.

8. The arbitrators shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both parties. The arbitrators shall apportion to each party all costs (other than attorneys’ fees) incurred in conducting the arbitration in accordance with what the arbitrators deem just and equitable under the circumstances. The prevailing party shall be entitled to recover its attorneys’ fees from the other party. Any provisional remedy which would be available to a court of law shall be available from the arbitrators pending arbitration of the dispute. Either party may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief that a court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages (the parties specifically agree that punitive damages shall not be available in the event of any dispute).

9. The parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief.

10. Except as expressly provided in the following sentence, neither party may disclose to any person or entity (i) any testimony or evidence presented or submitted in the arbitration proceedings, (ii) the nature or terms of any award or judgment rendered in such arbitration, or any portion thereof or (iii) the opinion of the arbitrator or arbitration panel, or any portion thereof (collectively, the “Arbitration Information”) . To the extent either party brings an action pursuant to Section 7(ii) above to enforce or appeal any such judgment or award, then the filing party shall (x) file under seal all documents filed or submitted in such action (including all Arbitration Information) and (y) fully cooperate with the non-filing party in ensuring that all documents filed or submitted in such action (including all Arbitration Information) shall be kept confidential.

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11. THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

12. THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

Abraxis BioScience, LLC

/s/ Patrick Soon-Shiong
By:	Patrick Soon-Shiong, M.D.
Its	Chairman and Chief Executive Officer

Address for Notices:	11755 Wilshire Blvd., 20th Floor
Los Angeles, California 90025

/s/ David D. O’Toole
David D. O’Toole

Address for Notices:	725 Plymouth Rd.
San Marino, CA 91108

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